EXHIBIT 10.1




                                    CONTRACT

                                       OF

                                  SALE OF STOCK

                                       IN

                         CRANBERRY CREEK RAILROAD, INC.

                                      DATED

                                DECEMBER 30, 2005



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                                TABLE OF CONTENTS


AGREEMENT   .......................................................... 3

RECITALS   ........................................................... 3

         1.  Sale of Shares .......................................... 3
         2.  Purchase Price .......................................... 4
         3.  Representations and Warranties by the Seller ............ 4
         4.  Representations and Warranties by Purchaser.............. 11
         5.  Conduct Prior to Closing;  Covenants .................... 12
         6.  Indemnification.......................................... 15
         7.  Closing.................................................. 17
         8.  Post Closing Covenants of Seller......................... 18
         9.  Termination ............................................. 19
         10. Amendments, Waivers, and Consents ....................... 20
         11. Governing Law............................................ 20
         12. Headings  ............................................... 20
         13. Entire Agreement ........................................ 20
         14  Survival of Representations, Warranties, and Covenants... 21
         15. Successors and Assigns................................... 21
         16  Notices  ................................................ 21
         17. Attorneys Fees  ......................................... 22
         18. Severability   .......................................... 22
         19. Counterparts  ........................................... 22
         20. Expenses   .............................................. 22
         21  Failure or Indulgence Not Waiver; Remedies Cumulative ... 23

SIGNATURE PAGE........................................................ 24

EXHIBITS.............................................................. 25

SELLER DISCLOSURE SCHEDULE............................................ 31


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                                    AGREEMENT

     This Contract of Sale (the "Agreement"), dated the Thirtieth day of December, 2005 (the "Effective Date"), by and between the Estate of Pierre T. Rasmussen, having an address c/o Lucy E. Rasmussen, Administratrix, 13 Adams Avenue, Middletown, New York (sometimes hereinafter referred to as the "Estate" and sometimes as the "SELLER"), and Chartwell International, Inc., a Nevada corporation having an address of 1124 Smith Street, Suite 304, Charleston, WV 25301 (sometimes hereinafter referred to as "Chartwell" and sometimes as the "PURCHASER"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto. The SELLER is a creation of the Probate Court of the County of Orange in the State of New York at Goshen, New York (hereinafter referred to as the "Probate Court") and will cease to exist at some unspecified time after March 31, 2006 and the completion of the transactions contemplated herein.

                                    RECITALS

     WHEREAS, the SELLER shall own Sixty-Six and Two-Thirds (66 2/3 %) Percent of the issued and outstanding common shares of Cranberry Creek Railroad, Inc., a New Jersey corporation (hereinafter sometimes referred to as the "Company" or as "Cranberry Creek") free and clear of all encumbrances at the time of Closing (the "Shares"), and

     WHEREAS, the SELLER desires to sell and the PURCHASER desires to buy such Shares, on the terms and conditions herein stated,

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed by and between the parties hereto as follows:

     1. Sale of Shares. The SELLER shall sell and transfer to the PURCHASER, and the PURCHASER hereby agrees to purchase and acquire from the SELLER, Sixty-Six and two-thirds

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(66 2/3 %) Percent of all the issued and outstanding  shares of capital stock in
Cranberry Creek Railroad, Inc., consisting of twenty (20) shares of common stock.

     2. Purchase Price. The purchase price for all of the Shares to be sold, conveyed and transferred by SELLER is ONE-MILLION SIX-HUNDRED FIFTY-THOUSAND and No/100 ($1,650,000.00) US DOLLARS (hereinafter the "Consideration"), which the PURCHASER agrees to pay to the SELLER as follows:

          A. Deposit. ONE HUNDRED SIXTY FIVE THOUSAND AND NO/100 ($165,000.00) DOLLARS (the "Deposit") on the date of execution of this Agreement, by wire transfer cash, certified check, or bank check, which sum shall be held in an interest bearing escrow account, for the account of SELLER, by the law firm of Jacobowitz and Gubits, Esqs., 158 Orange Avenue, Walden, New York 12586, pursuant to an escrow agreement in the form attached hereto as Exhibit C until the Closing Date (the "Escrow Agreement"), at which time such funds shall be released forthwith to SELLER. All interest earned shall be payable to such party hereto that is entitled to receive the Deposit as provided in this Agreement.

          B. Closing Consideration. ONE MILLION AND FOUR HUNDRED EIGHTY-FIVE THOUSAND DOLLARS AND NO/100 ($1,485,000) upon satisfaction of all the conditions in Section 5(B), by wire transfer, certified check, or bank check or money order which sum shall be held in an interest bearing escrow account, for the account of SELLER, by the law firm of Jacobowitz and Gubits, Esqs., pursuant to the Escrow Agreement until the Closing Date, at which time such funds shall be released forthwith to SELLER. All interest earned shall be payable to such party hereto that is entitled to receive the Deposit as provided in this Agreement.

     3. Representations and Warranties by the SELLER. The SELLER represents and warrants to PURCHASER that, to the best of SELLER'S knowledge and except as set-forth in the disclosure schedules delivered by the SELLER to the PURCHASER (the "SELLER Disclosure Schedule") which have been provided to purchaser prior to the date hereof:

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          A.   Corporate Existence and Power.

               (i) The Estate is a validly existing entity in good standing under the laws of the State of New York, and is fully qualified to sell the Estate's Shares in accordance with this Agreement subject to review and approval by the Probate Court. Lastly, the Estate will promptly notify Chartwell of any change in the Estate's ability to execute, deliver and perform in accordance with this Agreement.

              (ii) Cranberry Creek will be a validly existing New Jersey corporation at the time of the Closing. SELLER has heretofore delivered to
PURCHASER true and complete copies of Cranberry Creek's Certificate of Incorporation and Bylaws as currently in effect.

             (iii) Middletown and New Jersey Railway Company, Inc. (hereinafter "M&NJ") will be a validly existing New York corporation at time of Closing and is a 100% wholly-owned and controlled Subsidiary of Cranberry Creek. SELLER has heretofore delivered to PURCHASER true and complete copies of M&NJ's Certificate of Incorporation and Bylaws as currently in effect.

              (iv) The M&NJ is the sole Subsidiary of Cranberry Creek and Cranberry Creek has no other Subsidiaries, foreign or domestic, Affiliated in any way.

          B. Authorization. The execution, delivery and performance by the SELLER of this Agreement and the consummation of the transactions contemplated hereby are within the Estate's powers and have been duly authorized by all necessary action subject to approval by the Probate Court.

          C. Governmental Authorization. The execution, delivery and performance by the SELLER of this Agreement and the consummation by the SELLER of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than
(a) any filings under the Securities Act or Securities

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

Exchange  Act, and (b) any other  filings,  approvals or  authorizations  by the
Probate  Court",   and  (c)  filings  as  may  be  necessary  with  the  Surface
Transportation Board.

          D.   Compliance  with Law and Other  Instruments.  Cranberry Creek and its Subsidiary hold or will hold at time of Closing all Material licenses, permits and authorizations necessary for the lawful conduct of their business as now being conducted pursuant to all applicable Laws of all governmental bodies, agencies and other authorities having jurisdiction over Cranberry Creek, its Subsidiary or any part of their operations, and there are no Material violations or claimed violations by Cranberry Creek or its Subsidiary, or action or proceeding pending against Cranberry Creek or its Subsidiary of any such license, permit or authorization or any such Law. Section 3(D) of the Company Disclosure Schedule sets forth all such required licenses, permits and authorizations.

          E. Capitalization. As of November 1, 2005, there were outstanding thirty (30) shares of common stock. There is no other capital stock or class of capital stock, or indebtedness or debentures of any kind whatsoever outstanding. There are no contingent or voting rights and/or covenant rights attendant to any of the Shares and no agreements related thereto. All outstanding capital stock of Cranberry Creek have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

          F.   Assets and Liabilities.

               (i) Schedule 3(F)(i) lists all of Cranberry Creek and its Subsidiary's liabilities as of the Closing Date.

               (ii) Schedule 3(F)(ii) lists all of Cranberry Creek and its Subsidiary's Assets as of the Closing Date.

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          G.   Absence of Certain  Changes.  Since January 1, 2005, the business of Cranberry Creek and its Subsidiary have been conducted in the ordinary course consistent with recent past practice and there has not been any:

               (i) event, occurrence or development of a state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Cranberry Creek or its Subsidiary (other than adverse effects arising from the execution and performance of this Agreement, changes in general economic conditions or changes applicable generally to the industry) or any event, occurrence or development which would have a Material Adverse Effect on the ability of then Estate to consummate this Agreement;

               (ii) declaration or intent of any such declaration of dividends, distributions, payments, split, combination, repurchase, nor any assumption or guarantee of any indebtedness of any kind other than provided in Schedule 3(G);

               (iii) creation or other incurrence by Cranberry Creek or its Subsidiary of any Lien on any asset other than in the ordinary course consistent with past practices;

               (iv) transaction or commitment made, or any contract or agreement entered into, by Cranberry Creek or its Subsidiaries relating to their Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by Cranberry Creek or its Subsidiaries of any Contract or other right, in either case, Material to Cranberry Creek or its Subsidiaries, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

               (v) labor dispute, pension plans, health liability, benefits, bonuses, or other liabilities, obligations, or programs whatsoever other than a health care plan for full-time employees;


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

               (vi) tax election or any settlement of tax liability, in either case that is Material to Cranberry Creek or its Subsidiary, except as set forth under Section 3 (G)(i);

               (vii) except as otherwise disclosed to PURCHASER elsewhere in this Agreement, and except as to taxes due and owing as of this date, asset acquisition or expenditure in excess of $10,000 individually or $20,000 in the aggregate;

               (viii) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

               (ix) write-offs or write-downs of any Assets of Cranberry Creek or its Subsidiary;

                (x) creation, termination or amendment of, or waiver of any right under, any Material Contract of Cranberry Creek or its Subsidiary;

               (xi) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Cranberry Creek or its Subsidiary;

               (xii) event that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 5(A) hereof; or

               (xiii) agreement or commitment to do any of the foregoing in this
Section 3(G).

          H. Litigation. Except as set forth in the Section 3(H) of the SELLER Disclosure Schedule and which the PURCHASER is fully appraised on an ongoing basis, there is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of the Estate threatened against, initiated by, or affecting, Cranberry Creek or its Subsidiary,

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officers or directors or any of its properties before any court or arbitrator or any governmental body, agency or official. No former shareholder, employee, officer or director of Cranberry Creek or its Subsidiary has any claim pending or to the Knowledge of the Estate threatened against Cranberry Creek or its Subsidiary, officers or directors or any of its properties relating to sales of Company Stock by the Estate or any of Cranberry Creek or its Subsidiaries' current or former shareholders. Section 3(H) of the PURCHASER Disclosure Schedule contains a complete list of all claims brought against the Estate, Cranberry Creek, its Subsidiary, or pending, since incorporation or formation, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim. To the Knowledge of the Estate, there are no facts or circumstances that could reasonably be expected to give rise to any actions set forth in this Section 3(H).

          I. Taxes. Except as set forth in Section 3(I) of the SELLER Disclosure Schedule, Cranberry Creek and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income and all other Tax returns and reports required to be filed on or before the Closing Date (collectively the "Returns"), taking into account any extension of time to file granted to or obtained on behalf of Cranberry Creek or its Subsidiaries. To the Knowledge of the SELLER, no Tax liens have been filed with respect to any Taxes.

          J. Environmental Compliance. To the best Knowledge of the SELLER, Cranberry Creek and its Subsidiary now and since January 1, 2005:

               (i) are in compliance with all Environmental Laws and all Environmental Permits.

               (ii) have not received any written notice regarding any violation of any Environmental Laws, or any Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to Cranberry Creek, its Subsidiary or its facilities arising under Environmental Laws.

               (iii) have not caused, or are not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any of Cranberry Creek or its


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Subsidiary's  properties and no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after Cranberry Creek or its Subsidiaries has taken title to, or possession or operation of any such properties and, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water;

               (iv) have not installed, used, buried or removed any surface impoundment or underground tank on or under any of Cranberry Creek's or its Subsidiary's properties;

          K. Contracts. Except as set forth in Section 3(K) of the SELLER Disclosure Schedule and available to the PURCHASER for inspection, Cranberry Creek and its Subsidiary are not currently bound or in the future bound by any contracts whatsoever.

          L. Insurance and Banking Facilities. Cranberry Creek and its Subsidiary have in full force and effect all insurance and indemnity policies that are customary in coverage and amount for companies of their size and industry. Section 3(L) of the SELLER Disclosure Schedule comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to Cranberry Creek and its Subsidiary in force at the date of this Agreement;
(ii) the names and locations of all banks or depository organizations in which Cranberry Creek and its Subsidiary have accounts; and (iii) the names of all Persons authorized to draw on such accounts.

          M. Minutes and Stock Records. The SELLER has provided, or will provide before Closing, PURCHASER with complete and correct copies of the minute books and stock records of Cranberry Creek and its Subsidiary that it has in its possession.

          N. Full Disclosure. To the best of the SELLER's knowledge, all of the representations and warranties made by the SELLER in this Agreement, and all statements set forth in the certificates delivered by the SELLER at the Closing pursuant to this Agreement, are true, correct and complete in all Material respects and do not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make such representations, warranties or


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statements,   in  light  of  the  circumstances  under  which  they  were  made, misleading. To the best of the SELLER's knowledge, the copies of all documents furnished by the SELLER pursuant to the terms of this Agreement are complete and accurate copies of the original documents. To the best of the SELLER's knowledge, the schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to PURCHASER or their representatives by or on behalf of the SELLER in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     4.   Representations and Warranties by PURCHASER.

          A. Corporate Existence and Power. Chartwell is a corporation duly organized and validly existing under the laws of the State of Nevada, and is qualified to own and operate its properties and assets. Chartwell has all required corporate power and corporate authority to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby. Chartwell is not in material violation of any term of its Certificate of Incorporation or Bylaws, as amended as of the date hereof.

          B. Non-Contravention. Neither Chartwell nor any of its Subsidiaries has and/or is bound by any contract, agreement, lease, commitment, or proposed transaction, judgment, order, writ or decree, written or oral, absolute or contingent, other than contracts entered into in the ordinary course of business, which would Materially interfere with, or have a Material Adverse Effect on the discharge of Chartwell's responsibilities and obligations under this Agreement.

          C. Legal Proceedings. There is no action, suit, proceeding or investigation pending or currently threatened against Chartwell that threatens the validity of this Agreement, or the right of Chartwell to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect on

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the assets, business, properties, prospects, or financial condition of Chartwell in a way that may or would interfere or jeopardize Chartwell's ability to Materially perform under this Agreement.

          D. Accredited Investor. Chartwell presently qualifies and will as of the Closing Date qualify, as an "accredited investor" within the meaning of Regulation D of the Securities Act.

     5.   Conduct Prior to Closing; Covenants.

          A. Alternative Acquisition. While this Agreement is in effect, the Estate will not, and will not permit, any of its representatives to, directly or indirectly:

               (i) initiate, solicit, negotiate, accept, discuss or encourage any transaction or series of transactions with any outside Person, other than Chartwell and its Affiliates involving any recapitalization, restructuring, financing, investment, sale of stock, merger, consolidation, sale of assets or encumbrance or other business combination transaction or extraordinary corporate transaction of Cranberry Creek or its Subsidiary which would or could reasonably be expected to impede, interfere with, prevent or Materially delay the sale of the Shares (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition");

               (ii) provide information with respect to Cranberry Creek or its Subsidiary to any Person, other than PURCHASER and the SELLER's Advisors, relating to a possible Alternative Acquisition by any Person;

               (iii)  make  or  authorize  any  statement,   recommendation   or
solicitation in support of any possible Alternative Acquisition by any Person, other than PURCHASER; or

               (iv) entertain, consider or accept any proposal or offer from any Person or enter into an agreement with any Person (other than the PURCHASER) relating to any possible Alternative Acquisition.

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     B.   Conditions  to  Payment  of  Closing   Consideration.   The  following
conditions must all be satisfied by SELLER before PURCHASER shall be obligated to pay the Closing Consideration:

          (i) On or before January 23, 2006, the Estate must have substantially concluded the litigation in the State of New Jersey concerning establishing the corporate governance of Cranberry Creek (the "Hearing"). On or before January 24, 2006, PURCHASER must either notify SELLER that the governance conditions (Sections 5(B)(i) and (ii)) are acceptable "as is" or the SELLER shall have the option to cancel this Agreement and refund the PURCHASER's deposit and any interest whereupon neither party shall have any further obligations hereunder,

          (ii) the disposition of the Hearing shall include an order by the court for a shareholders meeting of Cranberry Creek to be held prior to the Closing Date,

          (iii) the SELLER shall have elected the following directors to the Board of Directors of Cranberry Creek, Lucy E. Rasmussen and Pierre T. Rasmussen, Jr.

          (iv) the Board of Directors of Cranberry Creek shall have appointed Lucy E. Rasmussen as Chairman of the Board and Pierre T. Rasmussen, Jr. as Secretary of Cranberry Creek.

          (v) The Board of Directors of Cranberry Creek shall have authorized the transactions contemplated by this Agreement.

          (vi) Cranberry Creek or its Subsidiary shall have executed a handling agreement with Norfolk Southern Corporation in the form attached hereto as Exhibit B.

          (vii) SELLER shall deliver to PURCHASER any updates or changes to its representations and warranties provided in Section 3, signed and confirmed by PURCHASER.

          (viii) On or before January 24, 2006, PURCHASER shall have commissioned and received at PURCHASER's expense, a Phase I environmental study on the M&NJ property formerly occupied and/or used by Agway, Inc. and such


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report shall be available for inspection by the SELLER.  In the event such Phase
I environmental study identifies Hazardous Materials or other materials in violation of Environmental Laws, PURCHASER shall have the option to cancel this Agreement and the SELLER shall refund the PURCHASER's deposit and any interest whereupon neither party shall have any further obligations hereunder or accepting the property "as is". Under no circumstances shall SELLER have any obligation to perform any clean-up of the property."

          C. Covenant of SELLER. The SELLER covenants and agrees that from the date of this Agreement until the appointment of PURCHASER's representative as President and/or Chairman to act in the capacity of a Chief Executive Officer of the Company or otherwise termination of this Agreement, SELLER will do nothing to cause the Company or its Subsidiary to Materially alter or cause the Material alteration of any representation provided in Section 3 except as required in the ordinary course of business and with full disclosure to and Knowledge of the PURCHASER as evidenced by a signed notice.

          D. Access. The SELLER shall afford to PURCHASER, and to the officers, employees, accountants, counsel, financial advisors and other representatives of PURCHASER, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company and its Subsidiary's properties, books, contracts, commitments, personnel and records and, during such period. The SELLER shall furnish promptly to PURCHASER a copy of each report, schedule, registration statement and other documents filed by it concerning its business, properties and personnel as PURCHASER or its representatives may reasonably request. Such copies made by SELLER or its representatives at the sole expense of PURCHASER.

          E. Notification of Certain Matters. The SELLER shall give prompt notice to PURCHASER of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any of the SELLER's representations  or  warranties  contained  in this  Agreement  to be  untrue or

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inaccurate at or prior to the Closing Date and (ii) any failure of the SELLER to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5(E) shall not limit or otherwise affect the remedies available hereunder to PURCHASER.

          F. Public Announcements. Upon the Closing Date, only PURCHASER shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein.

     6.   Indemnification.

          A. Indemnification of PURCHASER. Up until sixty (60) days after the Closing Date and subject to the limitations contained in this Section 6, the SELLER shall defend, indemnify and hold harmless PURCHASER and its respective officers, directors, stockholders, employees and agents from and against two-thirds (2/3) of any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the Material breach of any warranty or any inaccuracy of any representation made by the SELLER in this Agreement (as each such representation or warranty would read if all qualifications as to Material Adverse Effect were deleted therefrom), or (ii) the Material breach of any covenant or agreement made by the SELLER in this Agreement.

          B. Indemnification of SELLER. Up until sixty (60) days after the Closing Date and subject to the limitations contained in this Section 6, the PURCHASER shall defend, indemnify and hold harmless the SELLER, and SELLER'S Advisors from and against any and all Claims and Liabilities with respect to or arising from (i) the Material breach of any warranty or any inaccuracy of any representation made by PURCHASER, or (ii) the Material breach of any covenant or agreement made by PURCHASER in this Agreement.

          C. Claims Procedure. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Section 6, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this
Section 6, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 6 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 6 to indemnify an

Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Section 6, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

          D. Exclusive Remedy. Each of the parties hereto acknowledges and hereby agrees that its sole and exclusive remedy with respect to any and all claims relating to a default under this Section 6." Shall be limited to monetary damages incurred by the non-breaching party for fines, reasonable legal fees, expert fees and other related costs and disbursements incurred by the Indemnitee, provided, however, that in no event shall any party who is found liable under this Section "6" be required to pay damages in excess of the aggregate sum of ONE-HUNDRED THOUSAND AND NO/100 ($100,000.00) DOLLARS relating to all aggregate claims filed pursuant to this Section "6." Finally, notwithstanding anything in this Agreement to the contrary any notice of claim filed by Indemnitee under this Agreement shall be filed within Sixty (60) days of date of Closing. In the event no claims has been filed by either party within Sixty (60) days of Closing the indemnifications set-forth under this Section 6 shall end and the Indemnifying Party shall be released from any further obligation in connection therewith.

     7.   Closing.

          A. Conditions to Closing. The following conditions must all be satisfied by SELLER on or before the Closing Date or else this Agreement will be terminated and any other understandings between the parties will immediately become null and void, and the Deposit and Closing Consideration shall be returned to PURCHASER:

               (i) The representations and warranties of the SELLER contained in
Section 3 shall be true in all Material respects on and as of the Closing with the same effect as if made on and as of the Closing.

               (ii) SELLER shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the SELLER before the Closing.

               (iii) All authorizations, approvals, or permits, if any, of any Governmental Entity or Regulatory Bodies that are required in connection with the lawful sale of the Shares contemplated by this Agreement shall be duly obtained effective as of the Closing.

               (iv) The SELLER shall have delivered to the PURCHASER a certificate dated as of the Closing Date, signed by the Company's Chairman of the Board and Secretary, certifying that the conditions set forth in Sections 7(A)(i), (ii) and (iii) have been satisfied.

          B. Closing Date. The Closing shall take place on or before February 15th, 2006, or such time as otherwise agreed by the parties (The "Closing Date").

          C. Location. The Closing shall take place at the law office of Jacobowitz and Gubits, Esqs., 158 Orange Avenue, Walden, New York 12586 with Sanford Altman, Esq. Or his appointee presiding.

          D. Documents and Payment. At the Closing the SELLER and PURCHASER shall exchange any and all documents required by the terms of this Agreement, in order to complete and perfect the transactions contemplated by this Agreement, and PURCHASER shall pay to SELLER the Closing Consideration.

          E. Rights to Possession. At the Closing, the PURCHASER shall have the immediate right to take over possession and control of the Shares. In this respect physical possession of the stock certificate(s) evidencing the Shares shall be tendered as of the moment the Closing. At the Closing the PURCHASER is to receive the keys, receive all records of the Company and its Subsidiary, and shall receive access to all financial documentation, customer lists, and records in the possession of the Estate having a bearing on the business of Cranberry Creek and its Subsidiary.

     8.   Post Closing Covenants of SELLER.

          A. Board of Directors. SELLER shall call a special meeting of the Board of Directors of Cranberry Creek to elect Imre Eszenyi and Andrew Kaufman to the Board in accordance with the Company's Bylaws then in effect. SELLER's representatives on the Board of Directors of Cranberry Creek shall effectively resign in writing on such date.

          B. Officers. Lucy Rasmussen shall provide a written letter of resignation as Chairman of the Board of Cranberry Creek, and SELLER shall call a special meeting of the Board of Directors of Cranberry Creek to appoint Andrew Kaufman as interim Chief Executive Officer.

          C. Filings. The Estate shall make any necessary filings with the Surface Transportation Board on the change in controlling interest in Cranberry Creek and M&NJ.

          D. Certificates. SELLER shall deliver and assign to PURCHASER stock certificate(s) evidencing ownership of the Shares.

     9.   Termination.

          A. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of this Agreement and the transactions contemplated thereby by the Board of Directors of the Company:

               (i) by mutual written agreement duly authorized by the PURCHASER and SELLER;

               (ii) by either party, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the sale of the Shares;

               (iii) by either party, if all the conditions to the obligations of such party for Closing shall not have been satisfied or waived on or before the Closing Date other than as a result of a breach of this Agreement by the terminating party;

               (iv) by either party, if a permanent injunction or other order by any Federal, State and/or County court which would make illegal or otherwise restrain or prohibit the consummation of the sale of Shares shall have been issued; or

               (v) as otherwise provided for in this agreement.

          B.   Notice of  Termination.  Any  termination of this Agreement under
Section 9(A) above will be effective by the delivery of written notice of the terminating party to the other party hereto.

          C. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

          D. Final Date. In the event any of the foregoing conditions are not met by the SELLER and/or PURCHASER, on or before March 31, 2006, this Agreement shall be null and void and SELLER shall refund the PURCHASER's Deposit and Closing Consideration and any interest thereupon, whereupon neither party shall have any further obligations hereunder this Agreement.

     10. Amendments, Waivers, and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or there under shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision and accepted by the other. No amendment to this Agreement may be made without the written consent of both of the parties hereto.

     11. Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to conflict of laws principles thereof.

     12. Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction or interpretation of any provision thereof or hereof.

     13. Entire Agreement.This Agreement constitutes the entire agreement, and supersedes all other prior or contemporaneous agreements, discussions, correspondence and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     14. Survival of Representations, Warranties, and Covenants. The warranties, representations and covenants of the Estate and Chartwell contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

     15. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any securities issued hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     16. Notices. Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person at the address set forth below, or at such other address, including email or facsimile number as such party may designate by ten
(10) days' advance written notice to the other parties hereto:

If to Chartwell:        Chartwell International,  Inc.
                        1124 Smith Street. Suite 304
                        Charleston, WV 25301
                        Attention: Imre Eszenyi, Chairman

                        As needed: Fax: (516) 677-1911
                        As needed: Tel: (516) 677-0222
                        Email: imre@orchestrafp.com

     With a Copy to:    Bullivant Houser Bailey PC
                        1331 Garden Hwy., Suite 300
                        Sacramento, CA 95814
                        Attention: Mark C Lee

                        As needed: Fax: (916) 442-3442
                        As needed: Tel: (916) 442-0400
                        Email: mark.lee@bullivant.com

If to the Estate:       The Estate of Pierre T. Rasmussen
                        c/o Jacobowitz and Gubits, LLC
                        158 Orange Avenue
                        Walden, NY 12586
                        Attention: Sanford R. Altman

                        As needed: Fax: 845 778 5173
                        As needed: Tel: 845 778 2121
                        Email: SRA@jacobowitz.com

      With a Copy to:   Jacobowitz and Gubits, LLP
                        158 Orange Avenue
                        P.O. Box 367 Walden, NY 12586-0367
                        Attention: Mark. A. Krohn

                        As needed: Fax: (845) 778-5173
                        As needed: Tel: (845) 778-2121
                        Email: MAK@Jacobowitz.com

     All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

     17. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which such party may be entitled. Any dispute or claim arising out of this Agreement shall be commenced and maintained in a court of competent jurisdiction in Orange County, New York.

     18. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were rewritten so as to be enforceable in accordance with its terms.

     19.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Expenses. Except as otherwise provided for in this Agreement, the PURCHASER and SELLER will bear their respective legal and other fees and expenses with respect to the Agreement and the transactions contemplated hereby. To begin the process necessary to accomplish the above-referenced governance issues the Estate initiated legal action in New Jersey State Court on or about October 12, 2005. Should the Closing occur and transfer of title to the Shares be accomplished as contemplated hereunder, Chartwell agrees that it will reimburse the Estate for its reasonable legal costs and expenses exceeding FIFTEEN THOUSAND AND NO/100 ($15,000.00) DOLLARS up to a maximum of THIRTY THOUSAND AND NO/100 ($30,000.00) DOLLARS at Closing in connection with the above-mentioned resolution of the governance issues provided, that, detailed records are furnished to Chartwell. All Expenses discussed in this section in excess of a total of FORTY-FIVE THOUSAND AND NO/100 ($45,000.00) DOLLARS shall be the obligation of the SELLER. The incurring of expenses shall be with the sole permission of the SELLER.

     21. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                                   SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written. SELLER:


ESTATE OF PIERRE T. RASMUSSEN


By: _________________________________
    Lucy Rasmussen, Administratrix


PURCHASER:

CHARTWELL INTERNATIONAL, INC.


By: _______________________________
    Imre Eszenyi, Chairman


By: _______________________________
    Andrew Kaufman, Director

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


The following terms, as used in the Agreement, have the following meanings:

     "Affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Alternative Acquisition" shall have the meaning as set forth in Section 5(A)(i) of the Agreement.

     "Agreement" shall have the meaning as set forth in the Preamble.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person and wherever located.

     "Chartwell" shall have the meaning as set forth in the Preamble.

     "Claims and Liabilities" shall have the meaning as set forth in Section 6(A) of the Agreement.

     "Closing" shall have the meaning as set forth in Section 7(A) of the Agreement.

     "Closing Consideration" shall have the meaning as set forth in Section 2(B) of the Agreement. "Closing Date" shall have the meaning as set forth in Section 7(B) of the Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the Recitals.

     "Company Stock" shall mean the total outstanding capital stock of Cranberry Creek and M&NJ as of the Closing Date.

     "Contract" means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person's capital stock, Assets or business.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Environmental Laws" mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

     "Estate" shall have the meaning as set forth in the Preamble.

     "Final Date" shall have the meaning as set forth in Section 9(D) of the Agreement.

     "Governmental Entity" shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Material" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

     "Indemnified Party" shall have the meaning as set forth in Section 6(C) of the Agreement.

     "Indemnifying Party" shall have the meaning as set forth in Section 6(C) of the Agreement.

     "Indemnitee" shall have the meaning as set forth in Section 6(C) of the Agreement.

     "Knowledge" means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

     "Material" and "Materially" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" means, with respect to any Person, a Material adverse effect on the condition (financial or otherwise), business, assets, liabilities or the reported or future results or prospects of such Person and its Subsidiaries taken as a whole.

     "PURCHASER" shall have the meaning as set forth in the Preamble.

     "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Probate Court" means the probate court in the County of Orange in the State of New York overseeing and managing the Estate's affairs and the disposition of the assets of the Estate.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the SEC.

     "SELLER" shall have the meaning as set forth in the Preamble.

     "SELLER'S Advisors" shall mean Jim Cook, Mark Curtis, Esq. and Jacobowitz & Gubits,LLP

     "Share" or "Shares" shall have the meaning as set forth in the Recitals.

     "Subsidiary" means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income,gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts.

                                    EXHIBIT B
                               HANDLING AGREEMENT
                                (To be Attached)

                                    EXHIBIT C
                                ESCROW AGREEMENT
                                (To be Attached)

                           SELLER DISCLOSURE SCHEDULE